UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Consent Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Consent Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Silver Star Properties REIT, Inc.
(Name of Registrant as Specified in Its Charter)

Allen R. Hartman Hartman XX Holdings, Inc. Hartman vREIT XXI, Inc. Hartman Family Protection Trust LISA HARTMAN Charlotte Hartman VICTORIA HARTMAN MASSEY MARGARET HARTMAN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The persons identified on the cover page hereto (collectively, the “Hartman Group”) on June 3, 2025 filed a definitive proxy statement and an accompanying BLUE universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for, among other matters, (i) the election of directors that the Hartman Group has nominated for election at the next annual meeting of stockholders of Silver Star Properties REIT, Inc. (the “Company”) and (ii) the rejection of the Company’s alternate strategy proposal, and in favor of liquidating the Company’s assets in an orderly manner in accordance with the terms of its articles of incorporation and returning capital to stockholders.

On August 20, 2025, the Hartman Group distributed the following letter to shareholders:

Personal Liability Warning—Are You Aware of Your Legal Exposure?

August 20, 2025

Dear Mr. Tompkins and Mr. Still,

I am writing to ensure you are fully aware of the potential serious personal legal exposure you face as sitting board members. The class action lawsuit filed against you reveals governance violations so fundamental that they threaten not only the company but your personal financial well-being.

I must ask if you fully understand the liability you have created for yourselves through these actions?

Gentlemen, the pending class action lawsuit in Harris County doesn't just challenge business decisions, but it exposes fundamental violations of corporate law that create serious personal consequences for you individually.

Do you realize that these allegations, if proven, could result in personal financial liability that may extend far beyond any insurance coverage?

Critical Governance Failures Exposed by Class Action Litigation

The pending class action lawsuit reveals a pattern of serious governance violations that create significant personal liability exposure for directors:

1.	Violation of Corporate Bylaws — The board's refusal to call mandatory annual shareholder meetings for multiple consecutive years constitutes a direct violation of the company's governing documents and shareholders' fundamental rights.

2.	Breach of Corporate Charter — The board has violated SSP's charter by failing to liquidate the company within the required 10-year timeframe, exposing directors to claims they exceeded their corporate authority.

3.	Improper Bylaw Amendments — The board's amendment of Article 11, Section 2 of the company bylaws attempting to circumvent annual meeting requirements violates the corporate charter and constitutes an abuse of directorial power.

4.	Unauthorized Consent Solicitations — Individual defendants' consent solicitation activities constitute a breach of fiduciary duty, as they appear designed to entrench management rather than serve shareholder interests.

5.	Waste of Corporate Assets Through Excessive Compensation — Directors breached their fiduciary duties by awarding themselves excessive compensation while the company's assets deteriorated and shareholder value declined.

6.	Self-Dealing Stock Awards — The board engaged in self-dealing by awarding themselves over 1 million shares each, and Haddock taking more than 3 million for himself. These massive self-dealing transactions diluted existing shareholders without proper justification or independent oversight.

7.	Dilution Without Authorization — The million-share awards to directors represent unauthorized dilution that may trigger securities law violations and personal liability for each recipient director.

The Personal Liability You Face Is Real and Immediate

Mr. Tompkins and Mr. Still, as sitting board members named in this class action, you face potential personal exposure that includes:

•	Personal repayment of the million+ shares each of you awarded yourselves and compensation — These unauthorized stock grants constitute self-dealing that can be clawed back with interest along with returning all compensation received during the period of wrongdoing

•	Monetary damages for breach of fiduciary duty — Your personal assets are at risk for the harm caused to shareholders

•	Attorney fees and costs — In class actions, prevailing shareholders may be able to recover their legal expenses from you personally

•	Securities law penalties — Unauthorized stock issuances can trigger federal and state securities violations

Are you prepared for the financial consequences if shareholders prevail in this lawsuit?

You Still Have Options—But Time Is Running Out

Gentlemen, I am sharing this analysis with all shareholders because they deserve to know the risks their board has created. However, you still have the opportunity to minimize your personal exposure:

1.	Reverse the unauthorized stock awards immediately — Returning the million+ shares you awarded yourselves could demonstrate recognition of wrongdoing and limit disgorgement claims.

2.	Step aside voluntarily — Allow new leadership to clean up these governance failures before your personal liability crystallizes further.

Will you act now to limit your exposure, or will you continue down a path that virtually guarantees personal financial consequences?

Sincerely,

Al Hartman
The Hartman Shareholder Alliance

***

Additional Information

The Hartman Group has filed a definitive proxy statement and accompanying BLUE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of the Hartman Group’s slate of highly qualified director candidates and the other proposals to be presented at the 2025 annual meeting of stockholders (the “Annual Meeting”) of Silver Star Properties REIT, Inc. (the “Company”). Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in the Hartman Group’s proxy solicitation. These materials and other materials filed by the Hartman Group with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website (http://www.sec.gov). The definitive proxy statement, the accompanying BLUE universal proxy card and other relevant documents filed by the Hartman Group with the SEC are also available, without charge, by contacting the Hartman Group’s proxy solicitor, InvestorCom LLC, at its toll-free number (877) 972-0090 or via email at Proxy@investor-com.com.